Exhibit A:

The 10-for-1 forward stock split was effected by means of (i) a stock dividend of nine (9) shares of class A common stock, $0.001 par value per share, of the Issuer (the “Class A Common Stock”) on and in respect of each of the issued and outstanding shares of Class A Common Stock (the “Class A Stock Dividend”) as of August 1, 2024 (the “Record Date”) and (ii) a stock dividend of nine (9) shares of class B common stock, $0.001 par value per share, of the Issuer (the “Class B Common Stock”) on and in respect of each of the issued and outstanding shares of Class B Common Stock (the “Class B Stock Dividend” and, together with the Class A Stock Dividend, the “Stock Dividend”) as of the Record Date. The Stock Dividend resulted in proportionate adjustments to the number of shares of Class A Common Stock beneficially owned by the reporting person and issuable under equity awards beneficially owned by the reporting person, including shares underlying outstanding restricted stock units, performance stock units and stock options, and the exercise prices of the stock options beneficially owned by the reporting person. Accordingly, the amounts of Class A Common Stock and option exercise prices reported on this Form 4 have been adjusted to reflect the Stock Dividend unless otherwise noted.

Mr. Kang also directly owns an employee stock option to purchase 112,500 shares of Class A common stock with (i) an exercise price of $19.744 per share and (ii) an expiration date of May 18, 2032. Of the 112,500 shares subject to this option, 37,500 shares vested on May 18, 2024, 37,500 shares are scheduled to vest on May 18, 2025, and 37,500 shares are scheduled to vest on May 18, 2026.

Mr. Kang also directly owns an employee stock option to purchase 49,490 shares of Class A common stock with (i) an exercise price of $27.636 per share and (ii) an expiration date of June 5, 2033. Of the 49,490 shares subject to this option, 12,370 shares vested on June 5, 2024, 12,370 shares are scheduled to vest on June 5, 2025, 12,370 shares are scheduled to vest on June 5, 2026, and 12,380 shares are scheduled to vest on June 5, 2027.

Mr. Kang also directly owns an employee stock option to purchase 9,550 shares of Class A common stock with (i) an exercise price of $159.929 per share and (ii) an expiration date of March 21, 2034. Of the 9,550 shares subject to this option, 2,380 shares are scheduled to vest on March 21, 2025, 2,390 shares are scheduled to vest on March 21, 2026, 2,390 shares are scheduled to vest on March 21, 2027, and 2,390 shares are scheduled to vest on March 21, 2028.

Mr. Kang also directly owns restricted stock units with the contingent right to receive 25,000 shares of Class A common stock. Of these 25,000 shares, 12,500 shares are scheduled to vest on May 18, 2025, and 12,500 shares are scheduled to vest on May 18, 2026.

Mr. Kang also directly owns restricted stock units with the contingent right to receive 12,780 shares of Class A common stock. Of these 12,780 shares, 4,260 shares are scheduled to vest on June 5, 2025, 4,260 shares are scheduled to vest on June 5, 2026, and 4,260 shares are scheduled to vest on June 5, 2027.

Mr. Kang also directly owns restricted stock units with the contingent right to receive 21,300 shares of Class A common stock. Of these 21,300 shares, 5,320 shares are scheduled to vest on March

21, 2025, 5,320 shares are scheduled to vest on March 21, 2026, 5,330 shares are scheduled to vest on March 21, 2027, and 5,330 shares are scheduled to vest on March 21, 2028.

Mr. Kang also directly owns 34,060 performance stock units (PSUs) granted on June 5, 2023. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (June 1, 2023 to May 31, 2026). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.

Mr. Kang also directly owns 6,660 performance stock units (PSUs) granted on March 21, 2024. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (March 21, 2024 to March 20, 2027). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.